EX-10

            Consent of Independent Registered Public Accounting Firm




The Board of Directors of Jackson National Life Insurance Company of New York and Contract Owners of JNLNY Separate Account I


We consent to the use of our reports included herein on the financial statements of Jackson National Life Insurance Company of New York dated March 9, 2005, and on the financial statements of JNLNY Separate Account I, dated February 25, 2005, and to the references to our firm under the heading "Services" in the Statement of Additional Information of the SEC Form N-4 Registration Statement.

/s/ KPMG LLP


Chicago, Illinois
April 27, 2005